Exhibit 3.11

LIMITED LIABILITY COMPANY

DECLARATION OF

CUMULUS MEDIA PARTNERS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

Cumulus Media Holdings Inc. (the “Member”), is the sole member of Cumulus Media Partners, LLC, a limited liability company established under the laws of Delaware (the “Company”), and desires to terminate and replace the original Limited Liability Company Agreement, dated October 31, 2005, as amended, in its entirety with the following declarations effective August 1, 2011:

1. Formation. The Company has been organized as a limited liability company by filing a Certificate of Formation (the “Certificate”) under and pursuant to the general limited liability company law of the State of Delaware.

2. Name. The name of the Company is as provided in the heading above and all Company business must be conducted in that name or such other names that may be selected by the Member and that comply with applicable law.

3. Registered Office; Registered Agent; Offices. The registered office and registered agent of the Company in its state of organization shall be as specified in the Certificate or as designated by the Member in the manner provided by applicable law.

4. Purpose. The purpose of the Company is to engage in any and all businesses that are not forbidden by the law of the jurisdiction(s) in which the Company engages in such businesses.

5. Interest Units. The Member’s undivided interest in the profits, losses or distributions of the Company shall be represented by units (“Units”). Each Unit shall represent an interest in the profits, losses and distributions of the Company and shall be identical in all respects with every other Unit. The Units shall be uncertificated. The number of Units allocated to the Member is set forth on Exhibit A hereto. Exhibit A shall be updated, as necessary, from time to time by the Member.

6. Board of Managers.

6.1 Composition. The business and affairs of the Company shall be under the direction of a group of managers (collectively, the “Board of Managers” and individually, a “Manager”). Lewis W. Dickey, Jr. shall serve as the sole Manager until otherwise designated by the Member.

6.2 Quorum. At all meetings of the Board of Managers, a majority of the total number of Managers then in office shall constitute a quorum for the transaction of business, and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time to another place, time or date, without notice other than announcement at the meeting, until a quorum shall be present.

6.3 Written Action. Any action required or permitted to be taken at any meeting of the Board of Managers thereof may be taken without a meeting if all Managers, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board of Managers.

6.4 Participation in Meetings by Telephone. The Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

6.5 Authority of Management. Subject to certain actions requiring the consent of the Member, the Board of Managers will have the authority to (i) manage the affairs and business of the Company, (ii) exercise the authority and powers granted to the Company, and (iii) otherwise act in all other matters on behalf of the Company. Except as limited by this Declaration, the act of the Board of Managers, including, but not limited to, the execution in the name of the Company of any instrument or carrying on in the usual way the business and affairs of the Company, shall bind the Company. Notwithstanding anything provided for in this section, written consent of the Member will be required to: (i) dissolve the Company; (ii) merge or consolidate the Company with any other entity; (iii) sell, exchange, lease or otherwise transfer substantially all the assets of the Company; (iv) admit any new member to the Company; (v) amend the certificate of formation of the Company; (vi) approve a distribution from the Company; or (vii) take any other action that would otherwise require shareholder approval if the Company were a statutory corporation in the state of its organization.

7. Officers.

7.1 Number. The officers shall manage the day-to-day business of the Company. All officers shall be elected or appointed by the Board of Managers and may consist of a “Chief Executive Officer and President,” a “Chief Financial Officer and Treasurer,” and such other officers as set forth in this Declaration or as otherwise deemed necessary by the Board of Managers, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Any number of offices may be held by the same person.

7.2 Succession. The officers of the Company shall hold office until their successors are elected and qualified. Any officer elected or appointed by the Board of Managers may be removed at any time by the affirmative vote of a majority of the Board of Managers. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

7.3 Authority and Duties. Each of the officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Board of Managers in a resolution of the Board of Managers.

7.4 Current Officers. Effective as of August 1, 2011, the persons listed below are hereby elected and appointed to the offices of the Company set forth opposite each name, to serve until his or her successor shall have been duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal:

Name:	Title:

Lewis W. Dickey, Jr.	President and Chief Executive Officer

Joseph P. Hannan	Executive Vice President, Chief Financial Officer and Treasurer

Jonathan G. Pinch	Executive Vice President and Chief Operating Officer

John W. Dickey	Executive Vice President

Richard S. Denning	Vice President, General Counsel and Secretary

Linda A. Hill	Vice President and principal accounting officer

8. Standard of Care; Liability for Certain Acts. Each Manager and officer shall act in a manner that he believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager or officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member in connection with any action taken by him in managing the business or affairs of the Company, except for loss or damage resulting from (i) his gross negligence, intentional misconduct or knowing violation of law, (ii) a transaction in which such person received a personal benefit in violation or breach of the provisions of this Declaration, or (iii) a failure to act in good faith and in a manner he reasonably believed to be in the best interests of the Company and consistent with the provisions of this Declaration.

9. Term. The Company shall continue until dissolved by the Member.

10. Tax Classification. The Company shall not be treated as an association taxable as a corporation for federal and state income tax purposes.

11. Limited Liability. The Member shall have no liability for the debts and obligations of the Company.

12. No Third Party Rights. Nothing in this declaration shall create any rights in favor of the Company or any third party.

13. Amendment. This declaration may be amended from time to time by resolution of the Member.

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